Exhibit 19
MARVELL TECHNOLOGY, INC.
INSIDER TRADING PROHIBITION POLICY AND GUIDELINES
with Respect to
Certain Transactions in Company Securities
(revised effective as of June 20, 2024)
____________________________
This policy provides guidelines to employees, officers and directors of, and consultants and contractors to Marvell Technology, Inc. or any of its subsidiaries (collectively, “Marvell” or the “Company”) with respect to transactions in Marvell’s securities.
APPLICABILITY OF POLICY
This policy applies to all transactions in Marvell’s securities, including stock, stock options and any other securities Marvell may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to exchange traded derivative securities relating to Marvell’s stock, whether or not issued by Marvell.
This policy applies to all officers of the Company, all members of the Board of Directors of Marvell (the “Board”), and the board of directors of each of its subsidiaries, and all employees of, and consultants and contractors to the Company. This group of people, immediate family members, and members of their households are referred to in this policy as “Insiders.”
This policy also includes transactions in securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company. This policy applies to Insiders who, in the course of working for Marvell, learn of material nonpublic information of another company that: (a) Marvell does business with, such as a customer, supplier, business partner or a company with which Marvell may be negotiating a significant transaction, or (b) Marvell competes with (collectively, Marvell’s “Business Partners”).
This policy also applies to any person, including immediate family members, who receives material nonpublic information from any Insider. For purposes of this policy, “immediate family member” means a person’s spouse, parents, grandparents, children and siblings, whether by blood, marriage or adoption.
Any person who possesses material nonpublic information regarding Marvell is an Insider for so long as the information is not publicly known.
An Insider is expected to comply with this policy until such time as the Insider is no longer affiliated with the Company and no longer possesses any material nonpublic information subject to this policy. In addition, if an Insider is subject to a trading blackout under this policy at the time the Insider ceases to be affiliated with the Company, the Insider is expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.
In addition, it is the Company’s policy to comply with all applicable securities laws when issuing or repurchasing its securities.

STATEMENT OF POLICY
General Policy
Marvell prohibits the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of material nonpublic information in securities trading.
Specific Policies
1.    Trading on Material Nonpublic Information. Except as discussed in the section entitled “Certain Exceptions” below, no Insider shall engage in any transaction involving a purchase, sale, or gift of Marvell’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses material nonpublic information concerning the Company and ending at the close of business on the first Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, (i) the term “Trading Day” means a day on which the New York Stock Exchange is open for trading, and (ii) a “full” Trading Day shall have elapsed when, after public disclosure, trading in the relevant security has opened at 9:30 a.m. Eastern time and then closed at 4:00 p.m. Eastern time.
2.    Tipping. No Insider shall disclose (“tip”) material nonpublic information to any other person (including family members) nor shall any Insider or related person make recommendations or express opinions on the basis of material nonpublic information as to trading in Marvell’s securities. Even if you are not in possession of material nonpublic information, the better practice is to avoid making any recommendation to any person that they buy, hold or sell securities of Marvell.
If you receive inquiries about the Company from securities analysts, reporters, or others, you should decline comment, and you should direct such persons to Marvell’s Chief Financial Officer or Vice President of Investor Relations. Please refer to the Company’s External Communications Policy on the Company’s intranet for more information about the Company’s policies related to communications with third parties. Remember that cellular phone conversations are often overheard and that voice mail and e-mail messages may be retrieved by persons other than their intended recipients.
3.    Confidentiality of Nonpublic Information. Nonpublic information relating to Marvell belongs to Marvell and the unauthorized disclosure of such information is forbidden. Keep all memoranda, correspondence and other documents that reflect nonpublic information in a secure place, such as a locked office or a locked file cabinet, where others do not have access to these materials.
POTENTIAL CRIMINAL AND CIVIL LIABILITY
AND/OR DISCIPLINARY ACTION
1.    Liability for Insider Trading. Insiders may be subject to substantial fines, penalties and prison terms for trading in Marvell’s securities at a time when they have knowledge of nonpublic information regarding Marvell.
As of the date of the most recent revision of this policy, pursuant to federal and state securities laws, Insiders may be subject to civil fines for up to three times the profit gained or loss avoided and criminal penalties of up to $5 million and up to 20 years in prison for engaging in transactions in the Company’s securities on the basis of material nonpublic information regarding the Company. The Company (and anyone deemed to be a supervisory person thereof) could face civil penalties of the greater of $1.425 million or three times the profit gained, or loss avoided, as a result of the Insider’s violation and/or criminal penalties of up to $25 million for failing to take steps to prevent insider trading. Trading in the securities of another company with knowledge of material nonpublic information relating to that company also violates the insider trading rules and may subject the Insider to severe civil and criminal penalties.
2.    Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed nonpublic information regarding Marvell or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in Marvell’s securities. The Securities and Exchange Commission (“SEC”) has imposed large penalties even when the disclosing person did not profit from the trading or receive a financial benefit for tipping. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
3.    Possible Disciplinary Actions. Employees of Marvell who violate this policy will also be subject to disciplinary action by Marvell, which may include ineligibility for future participation in Marvell’s equity incentive plans, adverse performance reviews or termination of employment.
GUIDELINES
1.    Trading Window for Identified Insiders. To ensure compliance with this policy and applicable federal and state securities laws, all Identified Insiders must refrain from the purchase or sale of Marvell’s securities other than during the following periods (the “Trading Window”):
Identified Insider Trading Window: With respect to any person designated as an “Identified Insider” as described below, the period in any fiscal quarter commencing at the close of business one (1) full Trading Day following the date of public disclosure of the financial results for the prior fiscal quarter or year and ending on the fourteenth (14th) day prior to the end of the then current fiscal quarter. The timeline below illustrates this Trading Window:
Identified Insider Trading Window

Event:	Day Marvell announces fiscal results for previous quarter or year-end	One full Trading Day following announcement	Trading Window	14th day prior to the end of the current fiscal quarter through one full Trading Day following next announcement of financial results
Effect on Trading:	Trading Prohibited	Trading Prohibited	Trading Permitted	Trading Prohibited
“Identified Insiders” include Insiders whom the Company believes have, or are likely to have, regular or special access to material financial or other material nonpublic information in the normal course of their duties. Identified Insiders shall include all members of the Board and executive officers of the Company; all individuals who report directly to the Chairman of the Board, Chief Executive Officer or President of the Company; other employees or consultants the Company determines to be “Identified Insiders” from time to time; and immediate family members living in any Identified Insider’s household. It shall be the responsibility of the Chief Legal Officer, or his or her designee, to coordinate the designation of Identified Insiders from time to time.
It should be noted that even during the Trading Window any Identified Insider possessing material nonpublic information concerning Marvell should not engage in any transactions in Marvell’s securities until such information has been publicly disseminated.
2. Additional Trading Windows. Marvell may from time to time require during a Trading Window that some Insiders suspend trading because of developments known to Marvell and not yet disclosed to the public (a “special blackout period”). The Company may impose special blackout periods when there are material developments known to Marvell that have not yet been disclosed to the public, but it is not the Company’s policy to impose a special blackout period every time that material nonpublic information exists. For example, the Company may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason. If you are subject to a special blackout period, you should not disclose to others the fact that you are prohibited from trading due to a special blackout period.
3.    Preclearance of Trades. Except as discussed in the section entitled “Certain Exceptions” below, Marvell has determined that certain Identified Insiders (described below) should refrain from trading in or transferring Marvell’s securities, even during the Trading Window, without first complying with Marvell’s “preclearance” process. Identified Insiders subject to the preclearance process include all members of the Board, all employees at the Vice President level or above, and anyone else specifically designated by Marvell’s Insider Trading Compliance Officer (as defined below) (the “Preclearance Insiders”). Each such person should contact the Insider Trading Compliance Officer prior to commencing any trade in Marvell’s securities (except in the case of a preclearance request made by the Insider Trading Compliance Officer, whose request must be approved by either the Chief Financial Officer or the Chief Executive Officer). Notwithstanding the prior sentence, in no event may an officer approve his or her own trading activity.
If the proposed trade is cleared through the procedures above, the Preclearance Insider shall be notified of such approval in writing or in such other automatic process as may be approved by the Insider Trading Compliance Officer. Unless otherwise noted or provided for in the clearance, such clearance shall automatically expire at 4 pm Eastern Time on the fifteenth (15h) calendar day following the provision of such clearance, or earlier if (a) the Preclearance Insider is so notified by the Insider Trading Compliance Officer or his/her designee or (b) the Preclearance Insider obtains material nonpublic information about the Company during that time. If you are not granted preclearance, you must not disclose this fact to anyone.
Marvell’s Insider Trading Compliance Officer shall be the head of Marvell’s legal department, or his or her designee as specifically identified in writing. When the head of the legal department or the designee is unable or unavailable to act in this capacity, the Company’s Chief Financial Officer shall act as the Insider Trading Compliance Officer.
These preclearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, requiring preclearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933, as amended, the liability and reporting provisions of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation BTR. Preclearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this policy.

The Insider Trading Compliance Officer is under no obligation to approve a transaction submitted for preclearance and may determine not to permit the transaction. Marvell may also find it necessary, from time to time, to require compliance with the preclearance process from certain employees, consultants and contractors other than and in addition to those persons designated as Preclearance Insiders.
4.    Individual Responsibility. Every Insider has the individual responsibility to comply with this policy against insider trading, as well as applicable state and federal securities laws. The guidelines set forth in this policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in Marvell’s securities.
An Insider may, from time to time, have to forego a proposed transaction in Marvell’s securities even if he or she planned to make the transaction before learning of the material nonpublic information, and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.
In addition, each person is individually responsible at all times for compliance with the prohibitions against insider trading. Trading in Marvell’s securities during a Trading Window should not be considered a “safe harbor,” and all Identified Insiders should use good judgment at all times while engaging in transactions related to Marvell’s securities.
5.    Additional Obligations. No Insider shall advise any other person regarding the securities of Marvell or any publicly held company with which Marvell does business, especially when he or she possesses, or has reason to know that Marvell possesses, material nonpublic information about the company or such other company. Moreover, no Insider shall contribute to or participate in “chat rooms, ” “expert networks” or similar online forums or organizations with respect to Marvell or companies engaged in business with Marvell to the extent any such information regarding Marvell or any other party is gained as a result of the Insider’s relationship with Marvell or any other Marvell Insider. The posts in these forums may contain misleading or unsubstantiated information and may be made by unsophisticated investors who are poorly informed. Accordingly, no Insider may discuss the Company or Company-related information in such a forum. Posts in these forums can result in the disclosure of material nonpublic information and may bring significant legal and financial risk to the Company and are therefore prohibited. Any post that is made by an Insider, or on behalf of an Insider, will be treated as a violation of this policy.
Should any Insider become aware that any other Insider is violating or is about to violate this policy, such actual or potential violation must be reported immediately to the Insider Trading Compliance Officer.
APPLICABILITY OF POLICY TO INSIDE INFORMATION
REGARDING OTHER COMPANIES
This policy and the guidelines described herein also apply to material nonpublic information relating to Marvell’s Business Partners when that information is obtained in the course of employment with, or other services performed on behalf of, Marvell. No Insider with material nonpublic information may trade in, or tip others to trade in, the securities of a Marvell Business Partner until that information becomes public or is no longer material. Civil and criminal penalties, and termination of employment, may result from trading on material nonpublic information regarding Marvell’s Business Partners. All Insiders should treat material nonpublic information about Marvell’s Business Partners with the same care required with respect to information related directly to Marvell.
DEFINITION OF MATERIAL NONPUBLIC INFORMATION

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision whether to buy, sell or hold securities of Marvell. Information can be material (a) whether it is positive or negative, (b) whether it was received from the Company or from a source not connected with the Company, (c) whether it affects the Company or its business, financial condition, results of operations, assets, net worth or future prospects, or affects the market price of its common shares, or (d) even though it would not by itself determine an investor’s decision or affect the market price. It is important to bear in mind that information need not be historical or certain to be material; events or projections that are uncertain or contingent may also be material depending on their magnitude and likelihood of occurrence.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, are typically considered to be material. Examples of such information include, but are not limited to:
•Financial results
•Projections of future earnings or losses
•News of a pending or proposed merger or acquisition
•News of the disposition of a subsidiary or a significant amount of assets
•Impending bankruptcy or financial liquidity problems
•Gain or loss of a substantial customer or supplier
•Changes in dividend policy or declarations of dividends
•New product announcements of a significant nature
•Significant product defects or modifications
•Significant pricing changes
•Stock splits
•New equity or debt offerings
•Restatements of financial results, or material impairments, write-offs or restructurings
•Changes in independent auditors, or notification that the Company may no longer rely on an audit report
•Significant litigation or regulatory exposure due to actual or threatened litigation or regulatory proceedings
•Changes in senior management or significant lay-offs
•Significant changes in previously disclosed financial information
•Significant expansion or reduction of operations
•Existence of a special blackout period
•Significant license arrangements
•Significant changes in financial liquidity
•Significant positive or negative events
•Significant cyber-security risks, incidents or data breaches
•Significant non-public internal developments related to COVID-19, other pandemics or other significant global, national or local emergencies
Other types of information may be material at any particular time, depending on the circumstances. When in doubt, information should always be presumed to be material.
Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public whether it was received from the Company or from a source not connected to the Company. For information to be considered “disclosed to the general public” or “available to the general public,” it must have been released by the Company through appropriate public media in a manner designed to achieve a broad dissemination to the investing public generally, the public has had a chance to absorb and evaluate it, and without favoring any special person or group. Information should be considered to have been disclosed to the general public or made available to the general public only if (i) it has been disclosed in an annual, quarterly or current report by the Company (or the company with which

Marvell has business dealings, as the case may be), (ii) it has been included in a press release made available to the general public, (iii) it has been disclosed in a pre-announced public webcast, or (iv) it has been disclosed in another broad, non-exclusionary form of public communication. Any information that does not meet these standards is considered “nonpublic.” Any doubts in this regard should be resolved in favor of considering such information “nonpublic.”
CERTAIN EXCEPTIONS
Marvell considers the transactions noted below not to constitute a “purchase” or “sale” of securities that would be restricted by this policy. Please be aware that even if a transaction is subject to an exception to this policy, Insiders will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this policy, Insiders may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. Insiders are responsible for complying with applicable law at all times.
•The granting of stock options, restricted stock awards, restricted stock units or stock appreciation rights issued or offered by the Company. The trading restrictions under this policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock awards, restricted stock units or stock appreciation rights in accordance with applicable plans and agreements;
•The automatic withholding of securities by the Company to cover tax withholding obligations incurred in connection with an option exercise or upon the vesting of restricted stock awards, restricted stock units or stock appreciation rights;
•The exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this policy do not apply to the exercise of stock options in a stock-for-stock exercise with the Company. However, the trading restrictions under this policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option;
•Elections with respect to participation in the Company’s employee stock purchase plan or to purchases of securities under the plan. However, the trading restrictions do apply to any subsequent sales of any such securities;
•If applicable, purchases of Company stock in the 401(k) plan resulting from periodic contributions to the plan based on an Insider’s payroll contribution election. The trading restrictions do apply, however, to elections an Insider may make under the 401(k) plan to (i) increase or decrease the percentage of the Insider’s contributions that will be allocated to a Company stock fund, (ii) movements in the balances into or out of a Company stock fund, (iii) borrow money against the Insider’s 401(k) plan account if the loan will result in liquidation of some or all of the Insider’s Company stock fund balance, and (iv) pre pay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund;
•Transactions that involve merely a change in the form in which an Insider owns securities. For example, an Insider may transfer shares to an inter vivos trust of which the Insider is the sole beneficiary during the Insider’s lifetime;
•A change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions; or
•Transactions pursuant to an effective “trading plan,” as described in the section entitled “Trading Plans/Suspension of Trading” below.

Hardship Exemption. In addition, the Insider Trading Compliance Officer acting jointly with the Company’s Chief Financial Officer may, on a case by case basis, authorize a transaction in the Company’s securities by an Identified Insider outside of the quarterly Trading Window (but in no event during a special blackout period) due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. (The request may be made as part of a preclearance request, so long as it is in writing.) The Identified Insider requesting the hardship exemption must also certify to the Insider Trading Compliance Officer within two business days prior to the date of the proposed trade that he or she is not in possession of material nonpublic information concerning the Company and may not enter into the transaction if such person becomes aware of material nonpublic information prior to such transaction. Notwithstanding the above, a person who the Board has designated as a Section 16 Officer may not be granted a hardship exemption. The existence of the foregoing procedure does not in any way obligate the Company to approve any hardship exemption requested by an Identified Insider.
Any other exception from this policy must be approved by the Insider Trading Compliance Officer, in consultation with the Audit Committee of the Board. Any party subject to the provisions of this policy should consult with the Insider Trading Compliance Officer on all questions pertaining to exceptions under this policy.
TRADING PLANS/SUSPENSION OF TRADING
Any party subject to the provisions of this policy may elect to comply with this policy by adopting a good faith “trading plan” pursuant to Rule 10b5-1(c) of the Exchange Act. All trading plans must be approved by the Insider Trading Compliance Officer, or his or her designee, who will retain a copy thereof. Trading plans will not be approved unless they contain the following provisions:
(i)    The trading plan must be written and signed.
(ii)    The person seeking to adopt the trading plan must state that, as of the date of the adoption of the trading plan, he or she is not aware of any material nonpublic information, and there is no quarterly, special or other trading blackout in effect with respect to the person adopting the trading plan.
(iii)    The trading plan must specify or set a formula for the amount of stock to be purchased or sold, the dates which the stock is to be purchased or sold, and the prices at which the stock is to be purchased or sold. For example, the trading plan may instruct the stockbroker to sell a particular number of shares at market prices, in each upcoming month or quarter. As set forth in Rule 10b5-1(c) of the Exchange Act, limit prices may be used.
(iv)    The person seeking to adopt the trading plan must acknowledge that he or she may not discuss with his or her stockbroker any material nonpublic information regarding the Company and its securities.
(v)    The person seeking to adopt the trading plan must declare that he or she has not entered into, and will not enter into, any corresponding or hedging transaction or position with respect to the Company’s securities for the duration of the plan.

(vi)    The trading plan must be entered into, modified, and terminated in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. The person adopting the trading plan must act in good faith with respect to the trading plan for the duration of the plan.
(vii)    If the person adopting the trading plan is a director or executive officer, the trading plan must include the following certifications: (1) the person adopting the trading plan is not aware of any material nonpublic information about the Company or the Company’s securities; and (2) the person adopting the trading plan is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.
(viii)    The first trade under the trading plan must comply with the below cooling off requirements:

Directors and executive officers - the applicable cooling-off period is the later of (i) 90 days after the adoption or modification of the trading plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified, up to a maximum of 120 days following adoption or modification of the plan.

Other persons - the applicable cooling-off period is 30 days after the adoption or modification of the trading plan.
(ix)    In any 12-month period, an Insider is limited to one “single-trade plan” (one designed to effect the open market purchase or sale of the total amount of the securities subject to the plan as a single transaction), unless such plan authorizes an agent to sell only such securities as are necessary in order to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory stock award.
(x)    Such other provisions as may be required by the Insider Trading Compliance Officer, or his or her designee.
Marvell recommends a person seeking to adopt a trading plan consult an attorney prior to the adoption of a trading plan. Marvell also recommends that trading plans contain termination and modification provisions. Any person adopting a trading plan must make the sales contemplated by the trading plan without alteration or deviation, and not make additional sales or open market purchases of the Company’s securities other than as set forth under the trading plan.
A trading plan may only be modified when the person modifying the trading plan is not in possession of material nonpublic information and either they are not subject to the Trading Window or the Trading Window is open (as applicable). The existing trading plan shall remain in effect until the modified trading plan comes into effect. In addition, modifications to a plan affecting the amount, price, or timing of the purchase or sale of the securities under the trading plan must comply with the requirements applicable to newly adopted trading plans, including the cooling off periods, described above and all modifications must be made in accordance with the U.S. securities laws and regulations. Any such modifications or deviations are subject to the approval of Company’s Insider Trading Compliance Officer, or his or her designee.
A trading plan may be terminated prior to its original expiration date. If the plan is terminated early, the first trade under a later-commencing plan must not be scheduled to occur until after the effective cooling-

off period following the termination of the earlier plan. A trading plan termination prior to its original expiration date is subject to the approval of the Insider Trading Compliance Officer, or his or her designee.
With only very limited exceptions, Insiders may not adopt more than one trading plan at a time. Entering into more than one trading plan must be approved by both the Company’s Chief Financial Officer and the Insider Trading Compliance Officer and be done in compliance with the U.S. securities laws and regulations.
Marvell reserves the right to bar all trades in its securities, even pursuant to existing trading plans, if the Company’s Chief Financial Officer or the Insider Trading Compliance Officer determines that such a bar is in the best interests of the Company. The existence of the foregoing procedures does not in any way obligate the Company to approve any trading plan or the use of multiple trading plans.
ADDITIONAL INFORMATION - DIRECTORS AND OFFICERS
Certain of the directors and officers of Marvell must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that officers and directors subject to the reporting and penalty provisions of Section 16 who purchase and sell Marvell’s securities within a six-month period must disgorge all profits to Marvell whether or not they had knowledge of any material nonpublic information. Under these provisions, and so long as certain other criteria are met, neither the receipt of, or vesting of, an option or restricted stock unit under Marvell’s option plans, nor the exercise of that option nor the receipt of stock under Marvell’s employee stock purchase plan is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or director may ever make a short sale of Marvell’s stock. Marvell will provide a separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.
POLICY ON SHORT SELLING, HEDGING, PLEDGING AND TRADING IN DERIVATIVE SECURITIES
Insiders are prohibited from engaging in “short sales” of Marvell securities or in trading “derivative securities” tied to Marvell securities. We define a “derivative security” generally to be any security, the value of which is dependent to some degree on another security. Examples of the most common types of derivative securities include “warrants,” “puts” and “calls.” Stock options or other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are not subject to this prohibition. Insiders are also prohibited from purchasing any other financial instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, and collars), or engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Marvell stock. Insiders are permitted to invest in publicly offered funds that hold Marvell stock, including mutual funds and exchange traded funds (“ETFs”), that are actively managed by an independent fund manager. Insiders are prohibited from investing in exchange funds also known as swap funds. An “exchange fund” allows an investor to “exchange” an individual stock, such as Marvell stock, for shares in a fund of many pooled stocks. In addition, Insiders are prohibited from buying or selling interests in funds containing Marvell securities on the basis of material nonpublic information about us.
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Marvell securities, Preclearance Insiders are prohibited from holding Marvell securities in a margin account or pledging Marvell securities as collateral for a loan.
INQUIRIES; CHANGES TO POLICY
Please direct your questions as to any of the matters discussed in this policy to Marvell’s Insider Trading Compliance Officer. The Company is committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading will be posted on the Company’s intranet.
You agree to abide by this policy in the form in effect on the date you engage in any transaction of Marvell’s securities. Any party subject to the provisions of this policy should consult with the Insider Trading Compliance Officer or the Legal Department on all questions pertaining to compliance with the policy.
* * *
Nothing in this policy creates or implies an employment contract or term of employment. The policies set forth herein do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including termination of employment.

ACKNOWLEDGEMENT
The undersigned hereby acknowledges receipt of Marvell’s Insider Trading Prohibition Policy and Guidelines attached hereto and that he or she has read the Insider Trading Prohibition Policy and Guidelines and agrees to comply with its terms and conditions, as may be amended from time to time. The undersigned understands that a violation of insider trading or tipping laws or regulations may subject the undersigned to severe civil and/or criminal penalties, and that a violation of the terms of the Insider Trading Prohibition Policy and Guidelines may subject the undersigned to discipline by Marvell up to and including termination for cause. The undersigned agree to abide by Marvell’s Insider Trading Prohibition Policy and Guidelines in the form in effect on the date the undersigned engages in any transaction of Marvell’s securities.

(Signature)

(Printed Name)

(Date)

Please sign and return to the Human Resources Department.